EXHIBIT 10.1

Cheniere Energy Shared Services, Inc. 700 Milam Street, Suite 800 Houston, Texas 77002 phone: 713.375.5000 fax: 713.375.6000
STRICTLY PRIVATE AND CONFIDENTIAL

Meg Gentle 506 S Park Grove
Houston TX 77007

30 July 2013

Dear Meg

Assignment Letter

Further to recent discussions, I am writing to confirm that Cheniere Energy Shared Services, Inc. (the "Home Company") in the United States (the "Home Country") has determined that it is necessary for you to spend a significant amount of your time working internationally for Cheniere Supply & Marketing Inc. (U.K. Branch) (the "Host Company") as Managing Director, in the United Kingdom (the "Host Country"). This letter confirms the terms and conditions which will apply during your assignment.

1.	COMMENCEMENT AND DURATION

With effect from 19 August 2013, you will, subject to paragraph 4 below, be assigned to the Host Company, operating out of its London office in the Host Country (the "Assignment"). The Assignment shall continue, subject to the terms of this letter and subject to any earlier termination of your employment by the Home Company, until 18 August 2015, unless terminated by the Host Company on three months' written notice or unless extended by mutual agreement.

2.	IMMIGRATION - VISA AND WORK PERMITS

Before the Assignment can commence, it is necessary that all entry and work permits required for you (and each member of your accompanying family) to take up the Assignment have been obtained. The HR Department will start the process and will advise you as appropriate. You will be responsible for supplying all personal information and documentation necessary to obtain such visa and work permit. You may be required to attend an embassy in person. Any expenses you incur in doing so shall be reimbursed to you.

If your visa or work permit in the Host Country is withdrawn or refused, the Host Company reserves the right to terminate the Assignment summarily.

3.	TERMS AND CONDITIONS

At all times during the Assignment you will remain an employee of the Home Company employed under and subject to your existing terms and conditions of your at-will employment, except as temporarily amended by the provisions contained in this letter.

The terms of your confidentiality agreement entered into with Cheniere Energy Inc. ("Cheniere") on 3 May 2004 and your change of control agreement entered into with Cheniere on 9 May 2008 shall remain in full force and effect during the Assignment.

4.	DUTIES

Throughout the course of the Assignment you will report to the Chairman of the Board, Chief Executive Officer and President of the Host Company.

Your duties will include those set out in the job description which will be provided to you separately. You may be required to undertake other duties from time to time as the Home Company, the Host Company and/or any member of the Cheniere Group may reasonably require, including becoming or remaining a statutory director of the Host Company and/or any of its subsidiary undertakings or associates. In the event that Cheniere Supply & Marketing Inc. establishes a new subsidiary undertaking, it is likely that your Assignment shall be transferred to such subsidiary undertaking on the same terms and conditions and you hereby agree to such transfer.

During the Assignment, you will familiarise yourself and in all respects comply with all applicable local laws and regulations and relevant policies, rules and procedures of the Host Company and/or any other member of the Group from time to time in force (including, without limitation, the Home Company's Foreign Corrupt Practices Act Policy).

5.	RENUMERATION

5.1    Income Tax and Social Security

The Home Company operates a policy of tax equalisation regarding your remuneration during the Assignment. This means that, subject to paragraph 5.10 below, you will receive the same after tax salary as you would have received had you remained resident in your Home Country and not performed duties in the Host Country and received your salary and Home Country benefits (including payments or awards under the annual bonus and incentive plans of Cheniere, as approved by the Cheniere Compensation Committee from time to time). To facilitate this, a "hypothetical tax" will be deducted from your salary equating to the Home Country tax which you would have paid had you remained in the Home Country. The hypothetical tax and your actual social security payments will be deducted from your salary to determine the net amount receivable during the Assignment.

The Home Company will be responsible for remitting (to the tax authorities in the Home Country, or, on your behalf, to the Host Company for them to remit to the relevant tax authorities) any tax and social security due in both your Home Country and Host Country arising on any Home Company sourced income (being amounts paid by the Home Company or as otherwise described in this letter). Regarding social security payments, you will remain in the Home Country social security scheme during your Assignment and the Home Company will remit the necessary contributions.

You will remain personally liable for tax arising on any non-Home Company sourced income (being amounts paid other than by the Home Company or as otherwise described in this letter).

Any refunds in tax in the year of commencement or in the year of repatriation on Home Company sourced income, arising as a result of the tax equalisation policy, must be repaid to the Home Company.

Sums expressed below in this letter are stated on a gross of tax basis and will be subject to appropriate withholdings for hypothetical tax and social security contributions.

The Home Company will provide the services of an external tax adviser (currently PWC) to structure the payment arrangements in the most tax efficient manner, to ensure formal compliance with applicable tax laws and to help with tax returns in both Home and Host Countries. You will be required to co-operate with this adviser to complete the necessary procedures for home and host tax and social security payments to the relevant authorities. You must meet with the tax adviser before you leave your Home Country. If you do not co-operate during your Assignment in the timely provision of information to the tax adviser, any penalties or interest for late filing of tax returns will be to your account.

An annual check will be made of the hypothetical tax and social security calculations and any necessary adjustments will be made. This is known as tax reconciliation.

Following the annual reconciliation, you may be in a situation of underpayment or overpayment of tax. This may arise because either too much or too little hypothetical tax has been deducted from your gross salary or because you owe tax on your personal (non-Home Company) income. As the Home Company pays your tax in both the Home and Host Countries, any underpayment or overpayment must be settled between you and the Home Company.

5.2    Assignment salary

The assignment salary you will receive during the Assignment will initially be $420,000 per annum, subject to deduction of Home Country hypothetical tax and social security. You will be paid in the normal way through the Home Company payroll, except that the Home Company may agree that it shall pay 75% of this assignment salary a month into your nominated UK bank account (or such other percentage as you may from time to time determine and confirm in writing to the Home Company). The assignment salary will be reviewed annually thereafter. It may also be reviewed at other times if it is necessary to take into account changes in salary, tax and/or social security. Your net pay may move up or down at this time due to any such changes.

Your salary will be reviewed at the same time as other executive salaries are reviewed and adjusted by increases which are approved by the Cheniere Compensation Committee.

5.3    Benefits

You shall continue to be eligible to participate in the following Home Country benefit and insurance plans and programmes (subject to the applicable scheme rules and tax regulations of the Home Country):

•	Medical Insurance

•	Dental Insurance

•	Vision Insurance

•	Short-term Disability Benefits

•	Long-Term Disability Benefits

•	Basic Employee Life and AD&D Insurance

•	Voluntary Employee Life and AD&D

•	Health Reimbursement Account

•	Flexible Spending Account for Health and Dependent Care

•	EAP

During your Assignment, you shall also be eligible to participate in the following Host Country benefit and insurance schemes (subject to the applicable scheme rules and tax regulations of the Host Country):

•	Medical Insurance

•	Dental Insurance

5.4    Cash bonus

You shall continue to be eligible to participate in the Home Company's discretionary bonus plan on such terms and at such level as the Cheniere Compensation Committee may from time to time determine.

5.5    401(k)

While you are on Assignment you will remain a member of your Home Country Retirement Plan ("401(k)"), subject to and in accordance with the relevant 401(k) rules and applicable legislation. Any personal 401(k) contributions will be deducted at the appropriate stage of the tax equalisation process.

5.6    Incentive plans

While you are on Assignment you will remain eligible to participate in the 2011 - 2013 bonus plan and any other incentive plan arrangements that may be approved by the Cheniere Compensation Committee during your Assignment (subject to the applicable plan rules). Any awards granted under these plans will vest subject to and in accordance with the applicable plan rules and grant agreements, in force from time to time.

5.7    Allowances/expenses

5.7.1
Cost of living allowance - a cost of living allowance ("COLA") may be payable during your Assignment where there is a differential in day-to-day living costs between the Home and Host Countries. In your case, a COLA in the sum of $60,600 per annum will be payable to you by the Home Company. This sum will be reviewed annually (in line with the AIRINC table) and may be adjusted accordingly.

5.7.2	Car allowance - during the Assignment, you will be provided with a car allowance in the sum of £1,000 per month.

5.7.3
Education allowance - during your Assignment, reasonable education expenses will be paid by the Home Company to meet the costs of tuition of an appropriate institution in the Host Country for the education of your children who are under the age of 18 and accompanying you on the Assignment. The Home Company will pay this sum directly to your chosen institution or will be reimbursed to you directly from the Home Company provided that you shall provide the Home Company with an invoice or receipt from the relevant institution.

5.7.4
Housing and utilities allowance - during your Assignment, reasonable housing and utilities expenses, as agreed from time to time, will be paid by the Home Company in respect of accommodation in your Host Country. These expenses may be paid directly to your landlord. The Home Company is not responsible for any other costs associated with the accommodation in your Host Country. You remain responsible for any costs involved with regards to your current accommodation in your Home Country.

5.7.5
Home leave allowance - in addition to your flights upon commencement and at the end of your Assignment (see below), you and each member of your accompanying family will be entitled to 2 business class return flights to your Home Country in each consecutive 12 month period of the Assignment (running from the date of commencement of the Assignment).

5.7.6
Disturbance allowance - to assist you with miscellaneous expenses associated with your relocation to the Host Country, you will be eligible to receive a payment of up to one month's salary. This allowance is typically paid shortly after commencement of the Assignment.

5.7.7
Tax preparation services - during your Assignment, the Home Company shall reimburse you for the reasonable costs of tax services relating to filing any necessary Home Country and Host Country tax returns or filings in relation to income you receive from the Home Company and Host Company provided that you shall provide the Home Company with an invoice from the relevant tax advisers.

The above allowances will not be used in the calculation of your annual cash bonus or any other benefits or in the event of payment being triggered under your change of control agreement dated 9 May 2008.

5.8    Expenses

The business expense rules applicable in respect of the Home Company shall apply for the duration of your assignment, details of which can be obtained from the VP, Human Resources.

5.9    FX rates

Any sums to be paid in accordance with paragraph 5 of this letter which are expressed in US dollars but are to be paid in the Host Country in pounds sterling shall be converted for payment into pounds sterling, as at the prevailing FX rate on the date of payment.

5.10    Foreign chargeable gains

The tax equalisation described at paragraph 5.1 above shall not apply, so that your salary shall not be increased, where the tax or social security liability in question arises in respect of or in consequence of or by reference to you realising and/or remitting to the Host Country any "foreign chargeable gains" as that term is defined in section 12 (Non-UK domiciled individuals to whom remittance basis applies) of the Taxation of Chargeable Gains Act 1992.

6.	PRE-DEPARTURE TERMS

6.1.1    Transfer of Household and Personal Effects - the Home Company will meet the cost of moving your personal effects to the Host Country. The Home Company will also meet all reasonable Customs and other such charges in connection with the transfer of items approved by the Home Company to be transferred including the cost of transit insurance.

6.1.2    Flights on Commencement of Assignment - business class flights from the Home Country to the
Host Country (via the most direct route) will be provided at the Home Company's expense for you and each member of your accompanying family on commencement of the Assignment.

7.	HOLIDAY

During the Assignment, you will be entitled to 35 days' annual leave per annum (inclusive of Host Country public holidays). As your Assignment will commence during the course of a holiday year, leave entitlement will be pro-rated in accordance with the time spent in each of the Home and Host Countries in that holiday year. You shall be entitled to carry forward a maximum of 7 days' holiday to the following holiday year and such carried forward holiday must be taken by 31st March of the following year.

8.	SICKNESS

The Host Company policy in relation to sickness absence and sick pay entitlement from time to time in force shall apply throughout the duration of the Assignment.

9.	DOCUMENTS

All notes, memoranda and records (electromagnetically or optically stored) made by you in connection with the Assignment shall belong to the Host Company.

10.	CONFIDENTIAL INFORMATION

You agree that you shall not (except properly in the discharge of your duties for the Host Company) either during the Assignment or at any time after it is terminated, use or disclose to any third party (and shall use your reasonable endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to any Confidential Information or other information which is published or is in the public domain, otherwise than as a result of unauthorised disclosure by you or any use or disclosure authorised by the Host Company or required by law or regulation.

"Confidential Information" means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the duties you perform during the Assignment or to the activities and finances of the Host Company and/or any subsidiary undertaking or associate of the Host Company, and which is for the time being confidential, sensitive or proprietary to the Host Company and/or any subsidiary undertaking or associate of the Host Company, whether or not the information (if in anything other than oral form) is marked confidential.

11.	CONFLICTS

Where you consider that your work for the Host Company could give rise to an actual or potential conflict of interest between your duties for the Host Company and the Home Company, you will immediately bring this to the attention of the Host Company and the Home Company and withdraw from any further discussion or work relating to the project at issue. Where such notification has been made, the Home Company and the Host Company agree that they will communicate with each other and ensure that instructions issued to you in relation to the subject matter of such conflict shall not require you to place yourself in any such conflict of interest or to remain in any such position of conflict.

12.	REPATRIATION AND REDEPLOYMENT

At the end of the Assignment, it is envisaged that you will return to a suitable position in your Home Country, subject to your continued satisfactory performance.

At the end of the Assignment, the Home Company shall provide you with repatriation expenses comprising of business class flights back to your Home Country for your and each member of your accompanying family (via the most direct route) and the return to your Home Country of the same amount of household goods and personal effects that were shipped at the commencement of the Assignment. To assist you with miscellaneous expenses associated with your repatriation to the Home Country, you will be eligible to receive a payment of up to one month's salary. This allowance is typically paid shortly after termination of the Assignment.

13.	TERMINATION

The Home Company shall be entitled to terminate your Assignment and/or your employment without notice for Cause (as defined in Section 1(d) of your change of control agreement dated 9 May 2008, except that references to the "Company" should be replaced by references to the "Host Company") during the period of the Assignment.

14.	GOVERNING LAW AND JURISDICTION

This letter is governed by and shall be construed in accordance with English law and any dispute as to its terms shall be submitted to the exclusive jurisdiction of the courts of England and Wales.

15.	MISCELLANEOUS

In this letter:

15.1	"associate" means a body corporate:

(A)
which for the time being is a parent undertaking of the Host Company or a subsidiary undertaking (other than the Host Company or a subsidiary undertaking of the Host Company) of such a parent undertaking; or

(B)
in whose equity share capital for the time being an interest of 20 per cent or more is held directly or indirectly (through another body corporate or other bodies corporate or otherwise) by a parent undertaking of the Host Company or by a subsidiary undertaking (including the Host Company) of such a parent undertaking or by a combination of two or more such parent undertakings or subsidiary undertakings;

15.2	"Board" means the board of directors of Cheniere from time to time and includes any person or committee duly authorised by the board of directors to act on its behalf for the purposes of this letter;

15.3	"Cheniere Compensation Committee" means the compensation committee of the Board from time to time;

15.4	"Group" means each of the Host Company and the Home Company and each of their respective subsidiary undertakings or associates; and

15.5	"subsidiary undertaking", "parent undertaking" and "equity share capital" shall have the respective meanings attributed to them by sections 1162 and 548 of the Companies Act 2006.

The Home Company reserves the right to amend the terms and conditions of your Assignment by providing you with reasonable notice.

For the purposes of your Assignment, certain of your personal data will need to be passed to the Host Company. In accepting this Assignment you agree to this and to the processing of such data by the Host Company.

To indicate that you understand and accept the contents of this letter, please sign, date and return to me the duplicate copy of this letter. If you have any questions regarding the Assignment then please contact myself or a member of the HR Department.

Yours sincerely

/s/ H. Davis Thames

Signed for and on behalf of Home Company

I hereby agree and accept the terms and conditions of this Assignment as outlined above.

/s/ Meg A. Gentle            7/30/2013
Meg Gentle            Date